EXHIBIT 99.2

American Eagle Outfitters, Inc.
 January 2008

Recorded Sales Commentary Transcript dated February 5, 2009

Welcome to the American Eagle Outfitters January 2009 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total company sales decreased 15% to $139 million for the four weeks ended January 31st, compared to $164 million for the four weeks ended February 2, last year. Total company comparable store sales declined 22% compared to a 7% comp decline last year.

January results primarily reflected on-going weak traffic and conversion within the AE brand, which was consistent throughout the month. Our average unit retail price increased in the mid single-digits, offset by a decline in unit sales. This partially reflected our proactive promotional stance in December, which enabled us to enter January with less clearance inventory compared to last year. AE brand women's comps declined in the high-twenties and men's declined in the mid-teens compared to last year.

AEO direct continued to perform well, with shipped sales up 20% over last year.

This week, we kicked off our first planned Spring promotion, All AE Jeans under $30. This event highlights our new spring denim styles and washes, and underscores strong value.

We continue to expect fourth quarter earnings in the range of $0.19 to $0.21 per share, which excludes any potential impairment charge related to investment securities. This compares to earnings of $0.66 per share last year. We will announce February sales on March 5, and fourth quarter earnings will be reported on Wednesday, March 11th.

Thank you for your continued interest in American Eagle Outfitters.